Exhibit 99.1

U.S. Well Services Finalizes Second Long-Term Electric Frac Contract and Advances Discussions for Four Additional Newbuilds

Houston, TX – October 31, 2018 – U.S. Well Services, LLC (“USWS”), a provider of hydraulic fracturing services and a market leader in electric fracture stimulation, today announced that it has signed a long-term contract with a leading North American energy producer focused on efficient development of oil and gas resource plays. Under the terms of the contract, USWS will begin operations in January of 2019 in the Eagle Ford shale with one of its newly built electric frac fleets. The signing of this agreement marks the second customer to commit to utilize USWS’ patented next generation electric frac technology. USWS continues to advance commercial contracts with other customers for the four additional new build electric fleets that are expected to come on-line throughout the balance of 2019.

“This contract is yet another validation of USWS’ proprietary electric frac fleet and its significant benefits for customers,” said Joel Broussard, Chief Executive Officer of USWS. “This customer shares our commitment to environmental stewardship and efficient, best-in-class operations. We look forward to working closely with them to provide safer operations, reduce noise, drive substantial fuel savings and achieve operating efficiencies through the use of natural gas sourced directly from the field. We continue to gain momentum with other potential customers as the industry continues to recognize the benefits of electric frac and adopt this innovative and revolutionary technology.”

As previously announced, USWS entered into a merger and contribution agreement, dated July 13, 2018, with Matlin & Partners Acquisition Corporation (NASDAQ: MPAC, MPACU, MPACW) (“MPAC”), a publicly traded special purpose acquisition company, whereby USWS will combine with MPAC to become a publicly listed company. Upon the completion of the business combination, which is expected to close in the fourth quarter of 2018, MPAC will be renamed U.S. Well Services, Inc. and is expected to trade on the Nasdaq Capital Market under the ticker symbol USWS. For more information, please visit http://uswellservices.com/2018/07/business-combination-announcement/.

About USWS

U.S. Well Services, LLC’s Clean Fleet ® technology provides one of the first fully electric, fully mobile well stimulation system powered by natural gas fueled by locally supplied field gas or alternative natural gas sources. USWS’ patented Clean Fleet technology dramatically decreases sound pollution, which is vital in this day and age as well as generates exceptional operational cost savings. For more information visit: www.uswellservices.com

Additional Information About The Business Combination And Where To Find It

MPAC has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with the proposed business combination and other matters and mailed a definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the proposed business combination. MPAC's stockholders and other interested persons are advised to read the definitive proxy statement and any amendments thereto in connection with MPAC's solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combination, because these documents will contain important information about MPAC, USWS and the proposed business combination. MPAC’s stockholders may also obtain a copy of the preliminary or definitive proxy statement as well as other documents filed with the SEC by MPAC, without charge, at the SEC's website located at www.sec.gov or by directing a request to 520 Madison Avenue, 35th Floor, New York, NY Attention: General Counsel, or by telephone at (212) 651-9500.

Participants in the Solicitation

MPAC and its directors and executive officers, USWS and its directors and executive officers, and other persons may be deemed to be participants in the solicitations of proxies from MPAC's stockholders in respect of the proposed business combination. Information regarding MPAC's and USWS’ directors’ and executive officers’ participation in the proxy solicitation and a description of their direct and indirect interests are contained in the definitive proxy statement related to the proposed business combination, and which can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements contained in this press release, which reflect the current views of USWS with respect to future events, and any other statements of a future or forward-looking nature, constitute “forward-looking statements” for the purposes of federal securities laws. These forward-looking statements include, but are not limited to, statements with respect to the initial operating date of services provided by the long-term agreement announced in this press release, the delivery date of the four additional new build electric fleets, the closing date of the transactions contemplated by the merger and contribution agreement between USWS Holdings LLC, a holding company for USWS, and MPAC, and the ticker symbol of U.S. Well Services, Inc. on the Nasdaq Capital Market. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing MPAC's or USWS’ views as of any subsequent date, and neither MPAC nor USWS undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. There can be no assurance that future developments affecting us will be those that we have anticipated. You should not place undue reliance on these forward-looking statements. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond USWS’ or MPAC’s control) or other assumptions that may cause actual events to be materially different from those expressed or implied by these forward-looking statements. Other risks and uncertainties are discussed in the definitive proxy statement filed by MPAC in connection with the proposed business combination, including those under "Risk Factors" therein, and in MPAC's prior and future filings with the SEC, available at www.sec.gov.

No Offer or Solicitation

This news release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No portion of MPAC's or USWS’ websites is incorporated by reference into or otherwise deemed to be a part of this news release.

Contacts

Meaghan Repko / Aaron Palash / Greg Klassen

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449